                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                             (AMENDMENT NO. 1 )(1)
                                           ---

                          FIRST AVIATION SERVICES INC.
                          ----------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                  31865 W 108
                                  -----------
                                 (CUSIP Number)

                                FEBRUARY 25, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  / /      Rule 13d-1(b)
                  /X/      Rule 13d-1(c)
                  / /      Rule 13d-1(d)

-----------------------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

---------------------                                      ---------------------
CUSIP NO. 31865 W 108                  13G                     Page 2 of 9
---------------------                                      ---------------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:

                   CANYON CAPITAL ADVISORS LLC

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) /X/  (b) / /
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   DELAWARE

--------------------------------------------------------------------------------

         NUMBER              5      SOLE VOTING POWER
           OF                            917,635
                           -----------------------------------------------------
         SHARES              6      SHARED VOTING POWER
      BENEFICIALLY                       0
                           -----------------------------------------------------
        OWNED BY             7      SOLE DISPOSITIVE POWER
          EACH                           917,635
                           -----------------------------------------------------
        REPORTING            8      SHARED DISPOSITIVE POWER
       PERSON WITH                       0

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   917,635
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                / /
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   10.1%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                   IA
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      ---------------------
CUSIP NO. 31865 W 108                  13G                     Page 3 of 9
---------------------                                      ---------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:

                   CANPARTNERS INVESTMENTS IV, LLC

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) /X/  (b) / /
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA
--------------------------------------------------------------------------------
         NUMBER              5      SOLE VOTING POWER
           OF                            0
                           -----------------------------------------------------
         SHARES              6      SHARED VOTING POWER
      BENEFICIALLY                       917,635
                           -----------------------------------------------------
        OWNED BY             7      SOLE DISPOSITIVE POWER
          EACH                           0
                           -----------------------------------------------------
        REPORTING            8      SHARED DISPOSITIVE POWER
       PERSON WITH                       917,635

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   917,635
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                / /
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   10.1%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                   OO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      ---------------------
CUSIP NO. 31865 W 108                  13G                     Page 4 of 9
---------------------                                      ---------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:

                   MITCHELL R. JULIS

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) /X/  (b) / /
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
         NUMBER              5      SOLE VOTING POWER
           OF                            0
                           -----------------------------------------------------
         SHARES              6      SHARED VOTING POWER
      BENEFICIALLY                       917,635
                           -----------------------------------------------------
        OWNED BY             7      SOLE DISPOSITIVE POWER
          EACH                           0
                           -----------------------------------------------------
        REPORTING            8      SHARED DISPOSITIVE POWER
       PERSON WITH                       917,635
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   917,635
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                / /
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   10.1%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                   IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      ---------------------
CUSIP NO. 31865 W 108                  13G                     Page 5 of 9
---------------------                                      ---------------------

--------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON:

                   JOSHUA S. FRIEDMAN

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) /X/  (b) / /
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
         NUMBER              5      SOLE VOTING POWER
           OF                            0
                           -----------------------------------------------------
         SHARES              6      SHARED VOTING POWER
      BENEFICIALLY                       917,635
                           -----------------------------------------------------
        OWNED BY             7      SOLE DISPOSITIVE POWER
          EACH                           0
                           -----------------------------------------------------
        REPORTING            8      SHARED DISPOSITIVE POWER
       PERSON WITH                       917,635
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   917,635
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                / /
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   10.1%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                   IN
--------------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      ---------------------
CUSIP NO. 31865 W 108                  13G                     Page 6 of 9
---------------------                                      ---------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS

                   R. CHRISTIAN B. EVENSEN

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) /X/  (b) / /
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
         NUMBER              5      SOLE VOTING POWER
           OF                            0
                           -----------------------------------------------------
         SHARES              6      SHARED VOTING POWER
      BENEFICIALLY                       917,635
                           -----------------------------------------------------
        OWNED BY             7      SOLE DISPOSITIVE POWER
          EACH                           0
                           -----------------------------------------------------
        REPORTING            8      SHARED DISPOSITIVE POWER
       PERSON WITH                       917,635
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   917,635
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                / /
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   10.1%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                   IN
--------------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:

                  First Aviation Services Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  15 Riverside Avenue
                  Westport, Connecticut 06880-4214

ITEM 2(a).        NAME OF PERSON FILING:

                  This Schedule 13G is being filed on behalf of the following persons*:

                  (i)      Canyon Capital Advisors LLC ("CCA")
                  (ii)     Canpartners Investments IV, LLC ("Canpartners IV")
                  (iii)    Mitchell R. Julis
                  (iv)     Joshua S. Friedman
                  (v)      R. Christian B. Evensen

                  CCA is the investment advisor to the following persons:

                  (i)      The Value Realization Fund, L.P. ("VRF")
                  (ii)     The Value Realization Fund B, L.P. ("VRFB")
                  (iii)    The Canyon Value Realization Fund (Cayman), Ltd.
                           ("CVRF")
                  (iv)     GRS Partners II ("GRS")

                  * Attached as Exhibit A is a copy of an agreement among the persons filing (as specified hereinabove) that this Schedule 13G is being filed on behalf of each of them.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                           The principal business office of the persons
comprising the group filing this Schedule 13G is located at 9665 Wilshire Boulevard, Suite 200, Beverly Hills, CA 90212.

ITEM 2(c).   CITIZENSHIP:

             CCA                         a Delaware limited liability company
             Canpartners IV:             a California limited liability company
             VRF:                        a Delaware limited partnership
             VRFB:                       a Delaware limited partnership
             CVRF:                       a Cayman Island company
             GRS:                        an Illinois general partnership
             Mitchell R. Julis:          United States
             Joshua S. Friedman:         United States
             R. Christian B. Evensen:    United States

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  The class of securities beneficially owned by the persons filing this statement is common stock.

ITEM 2(e).        CUSIP NUMBER:

                  31865 W 108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c) CHECK WHETHER THE PERSON FILING IS: ONE OF THE FOLLOWING

                  Not applicable.

ITEM 4.           OWNERSHIP:

                  The information in items 1 and 5 through 11 on the cover pages (pp. 2 - 6) on this Schedule 13G is hereby incorporated by reference.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following: / /

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  The shares reported on this Schedule 13G are held by Canpartners IV for the accounts of VRF, VRFB, CVRF and GRS. CCA is an investment advisor to various managed accounts, including VRF, VRFB, CVRF, and GRS, with the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the securities held by such managed accounts. Messrs. Julis, Friedman and Evensen are the sole general partners of entities which own 100% of CCA.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

                  ITEM 10. CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 25, 2000

CANPARTNERS INVESTMENTS IV, LLC,
A CALIFORNIA LIMITED LIABILITY COMPANY

BY:      CANPARTNERS INCORPORATED,
         A CALIFORNIA CORPORATION,
         AN AUTHORIZED MEMBER

By:  /s/ Joshua S. Friedman
    -------------------------------
Name:      Joshua S. Friedman
Title:     Vice President

CANYON CAPITAL ADVISORS LLC,
A DELAWARE LIMITED LIABILITY COMPANY

By:  /s/ Joshua S. Friedman
    -------------------------------
Name:      Joshua S. Friedman
Title:     Managing Director

JOSHUA S. FRIEDMAN

 /s/ Joshua S. Friedman
-----------------------------

MITCHELL R. JULIS

 /s/ Mitchell R. Julis
-----------------------------

R. CHRISTIAN B. EVENSEN

 /s/ R. Christian B. Evensen
-----------------------------